EXHIBIT 99.1

Community West Bancshares Earns $1.6 Million, or $0.18 Per Diluted Share, in 2Q19; Highlighted by Continued Net Interest Margin Improvement; Declares Quarterly Cash Dividend of $0.055 Per Common Share

GOLETA, Calif., July 26, 2019 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported earnings of $1.6 million, or $0.18 per diluted share, for the second quarter of 2019 (2Q19), compared to $1.5 million, or $0.18 per diluted share, in 1Q19, and $1.9 million, or $0.21 per diluted share, in 2Q18.

In the first six months of 2019, net income was $3.1 million, or $0.36 per diluted share, compared to $3.7 million, or $0.42 per diluted share, in the first six months of 2018.

“Our operating performance in the second quarter generated solid net interest income and an improved net interest margin, due to strong loan growth, higher loan yields and an improved asset mix,” stated Martin E. Plourd, President and Chief Executive Officer.  “While our earnings have been impacted by branch expansion costs over these last several quarters, we are now beginning to see the positive results of our efforts, with total demand deposits increasing 24% year-over-year.  With an appreciation for the patience of our shareholders and our recent office expansion completed, our focus moving forward is growing revenue, reducing reliance on expensive non-core funding, and intently rationalizing our non-interest expenses.”

Second Quarter 2019 Financial Highlights:

  Net income was $1.6 million, or $0.18 per diluted share, in 2Q19, compared to $1.5 million, or $0.18 per diluted share in 1Q19, and $1.9 million, or $0.21 per diluted share in 2Q18.
  Net interest margin improved to 4.07% for 2Q19, compared to 3.99% for 1Q19 and compared to 4.06% for 2Q18.
  Total demand deposits increased $33.7 million to $456.3 million at June 30, 2019, compared to $422.6 million at March 31, 2019, and increased $88.4 million compared to $367.9 million at June 30, 2018.
  Total loans increased $18.8 million to $788.9 million at June 30, 2019, compared to $770.1 million at March 31, 2019, and increased $29.0 million compared to $759.9 million at June 30, 2018.
  Book value per common share increased to $9.19 at June 30, 2019, compared to $9.05 at March 31, 2019, and $8.90 at June 30, 2018.
  Provision for loan losses was $177,000 for the quarter, compared to a credit for loan losses of ($57,000) for 1Q19, and provision for loan losses of $117,000 for 2Q18.
  Net nonaccrual loans decreased to $3.0 million at June 30, 2019, compared to $3.3 million at March 31, 2019, and $3.7 million at June 30, 2018.  The Bank had $1.1 million of other real estate owned at June 30, 2019.

Income Statement

Second quarter net interest income increased to $8.5 million, compared to $8.2 million in 1Q19 and $8.3 million in 2Q18.  In the first six months of 2019 net interest income was $16.7 million, which was unchanged compared to the first six months of 2018.

Non-interest income was $692,000 in 2Q19, compared to $604,000 in 1Q19 and $688,000 in 2Q18.  Non-interest income was $1.3 million in both the first six months of 2019 and 2018.

“Our net interest margin improved eight basis points in the second quarter compared to the preceding quarter as a result of improved yields on earning assets and stabilization in our cost of funds,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  Second quarter net interest margin improved to 4.07%, from 3.99% in 1Q19, and 4.06% in 2Q18.  In the first six months of 2019, the net interest margin was 4.03%, compared to 4.15% in the prior year period.

Non-interest expenses totaled $6.8 million in 2Q19, compared to $6.7 million in the preceding quarter and $6.3 million in the prior year second quarter.  In the first six months of 2019, non-interest expense was $13.5 million, compared to $12.8 million in the first six months of 2018.  The year-over-year increase for the six-month period was primarily attributable to the Company’s expansion, including the most recent opening of our full-service branch in Paso Robles in the fourth quarter of 2018.

Balance Sheet

Total loans increased $18.8 million, or 2.4% to $788.9 million at June 30, 2019, compared to $770.1 million at March 31, 2019, and increased $29.0 million, or 3.8%, compared to $759.9 million at June 30, 2018.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 7.3% from year ago levels to $391.3 million at June 30, 2019 and comprise 49.6% of the total loan portfolio.  Manufactured housing loans were up 8.0% from year ago levels to $253.3 million and represent 32.1% of total loans.  Commercial loans (which include agriculture loans) were down 8.2% from year ago levels to $108.6 million and represent 13.8% of the total loan portfolio.

Total deposits increased $30.4 million, or 4.1% to $765.1 million at June 30, 2019, compared to $734.7 million at March 31, 2019, and increased $62.5 million, or 8.9% compared to $702.6 million at June 30, 2018.  Non-interest bearing demand deposits decreased to $112.5 million at June 30, 2019 compared to $135.5 million at March 31, 2019, but increased $5.3 million compared to $107.2 million at June 30, 2018.  Interest-bearing demand deposits increased $56.7 million to $343.8 million compared to $287.1 million at March 31, 2019 and increased $83.1 million compared to $260.7 million at June 30, 2018.  Certificates of deposit which include broker deposits decreased $4.5 million to $292.5 million at June 30, 2019 compared to $297.0 million at March 31, 2019 and decreased $27.7 million compared to $320.2 million at June 30, 2018.

Total assets were $905.6 million at June 30, 2019, compared to $882.4 million at March 31, 2019 and increased $40.4 million, or 4.7%, compared to $865.1 million at June 30, 2018.  Stockholders’ equity increased to $77.8 million at June 30, 2019, compared to $76.5 million at March 31, 2019, and $73.4 million at June 30, 2018.  Book value per common share increased to $9.19 at June 30, 2019, compared to $9.05 at March 31, 2019, and $8.90 at June 30, 2018.

Credit Quality

Due to strong loan growth in the second quarter, the Company recorded a provision for loan losses of $177,000.  This compares to a credit to the provision for loan losses of ($57,000) in 1Q19 and provision for loan losses of $117,000 in 2Q18.  The allowance for loan losses including the reserve for undisbursed loans was $9.0 million at June 30, 2019, or 1.20% of total loans held for investment, compared to 1.20% at March 31, 2019, and 1.22% a year ago.  Net nonaccrual loans plus net other assets acquired through foreclosure were $4.1 million at June 30, 2019, compared to $3.3 million at March 31, 2019, and $3.9 million at June 30, 2018.

At June 30, 2019, net nonaccrual loans consisted of $2.3 million of commercial loans including commercial agriculture, $0.3 million of manufactured housing loans, $0.2 million of home equity loans, $0.1 million of SBA loans, and $0.1 million of commercial real estate loans.

There was $1.1 million in other assets acquired through foreclosure as of June 30, 2019.  This compares to no other assets acquired through foreclosure at March 31, 2019, and $213,000 in other assets acquired through foreclosure a year ago.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.055 per common share, payable August 30, 2019 to common shareholders of record on August 13, 2019.  The current annualized yield, based on the closing price of CWBC shares of $9.65 on June 30, 2019, was 2.23%.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has eight full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2019, Community West was awarded a “Premier” rating by The Findley Reports.  For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018

Interest income
Loans, including fees	$10,907	$10,541	$10,020	$21,448	$19,671
Investment securities and other	460	484	381	944	718
Total interest income	11,367	11,025	10,401	22,392	20,389
Interest expense
Deposits	2,583	2,444	1,708	5,027	3,151
Other borrowings	286	358	382	644	577
Total interest expense	2,869	2,802	2,090	5,671	3,728
Net interest income	8,498	8,223	8,311	16,721	16,661
Provision (credit) for loan losses	177	(57)	117	120	(27)
Net interest income after provision for loan losses	8,321	8,280	8,194	16,601	16,688
Non-interest income
Other loan fees	323	258	323	581	619
Document processing fees	124	87	130	211	247
Service charges	139	139	122	278	238
Other	106	120	113	226	223
Total non-interest income	692	604	688	1,296	1,327
Non-interest expenses
Salaries and employee benefits	4,318	4,381	4,042	8,699	8,191
Occupancy, net	768	782	741	1,550	1,525
Professional services	405	381	301	786	605
Data processing	201	224	206	425	418
Depreciation	218	213	186	431	353
FDIC assessment	154	170	164	324	378
Advertising and marketing	230	129	163	359	333
Stock-based compensation	97	95	87	192	203
Other	369	342	367	711	784
Total non-interest expenses	6,760	6,717	6,257	13,477	12,790
Income before provision for income taxes	2,253	2,167	2,625	4,420	5,225
Provision for income taxes	673	657	758	1,330	1,544
Net income	$1,580	$1,510	$1,867	$3,090	$3,681
Earnings per share:
Basic	$0.19	$0.18	$0.23	$0.37	$0.45
Diluted	$0.18	$0.18	$0.21	$0.36	$0.42

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	June 30,	December 31,
	2019	2019	2018	2018

Cash and cash equivalents	$2,032	$1,907	$3,376	$2,983
Interest-earning deposits in other financial institutions	55,149	51,499	50,986	53,932
Investment securities	30,414	31,562	33,720	32,353
Loans:
Commercial	108,599	116,103	118,263	118,518
Commercial real estate	391,293	369,206	364,679	365,809
SBA	17,560	18,070	22,724	19,077
Manufactured housing	253,250	248,669	234,598	247,114
Single family real estate	11,575	11,611	10,682	11,261
HELOC	6,696	6,585	9,502	6,756
Other	(65)	(178)	(558)	(292)
Total loans	788,908	770,066	759,890	768,243

Loans, net
Held for sale	45,447	46,995	52,886	48,355
Held for investment	743,461	723,071	707,004	719,888
Less: Allowance for loan losses	(8,887)	(8,648)	(8,622)	(8,691)
Net held for investment	734,574	714,423	698,382	711,197
NET LOANS	780,021	761,418	751,268	759,552

Other assets	37,951	36,008	25,777	28,471

TOTAL ASSETS	$905,567	$882,394	$865,127	$877,291

Deposits
Non-interest-bearing demand	$112,463	$135,495	$107,168	$108,161
Interest-bearing demand	343,841	287,095	260,708	270,431
Savings	16,264	15,128	14,515	14,641
Certificates of deposit ($250,000 or more)	90,170	91,580	88,752	93,439
Other certificates of deposit	202,373	205,431	231,460	229,334
Total deposits	765,111	734,729	702,603	716,006
Other borrowings	46,000	52,750	81,843	75,000
Other liabilities	16,627	18,462	7,233	10,134
TOTAL LIABILITIES	827,738	805,941	791,679	801,140

Stockholders' equity	77,829	76,453	73,448	76,151

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$905,567	$882,394	$865,127	$877,291

Common shares outstanding	8,465	8,450	8,254	8,533

Book value per common share	$9.19	$9.05	$8.90	$8.92

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Return on average common equity	8.18%	7.99%	10.26%	8.09%	10.28%
Return on average assets	0.73%	0.71%	0.90%	0.72%	0.90%
Efficiency ratio	73.56%	76.10%	69.54%	74.80%	71.11%
Net interest margin	4.07%	3.99%	4.06%	4.03%	4.15%

	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended
AVERAGE BALANCES	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Average assets	$864,583	$859,684	$836,394	$862,146	$824,611
Average earning assets	838,104	834,944	820,854	836,533	809,133
Average total loans	777,828	768,253	750,575	773,067	743,640
Average deposits	726,366	716,953	704,251	721,685	703,319
Average common equity	77,432	76,683	72,993	77,059	72,217

EQUITY ANALYSIS	June 30, 2019	March 31, 2019	June 30, 2018
Total common equity	$77,829	$76,453	$73,448
Common stock outstanding	8,465	8,450	8,254

Book value per common share	$9.19	$9.05	$8.90

ASSET QUALITY	June 30, 2019	March 31, 2019	June 30, 2018
Nonaccrual loans, net	$3,016	$3,257	$3,704
Nonaccrual loans, net/total loans	0.38%	0.42%	0.49%
Other assets acquired through foreclosure, net	$1,074	$-	$213

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,090	$3,257	$3,917
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.45%	0.37%	0.45%
Net loan (recoveries)/charge-offs in the quarter	$(62)	$(14)	$(47)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	0.00%	(0.01%)

Allowance for loan losses	$8,887	$8,648	$8,622
Plus: Reserve for undisbursed loan commitments	81	87	97
Total allowance for credit losses	$8,968	$8,735	$8,719
Allowance for loan losses/total loans held for investment	1.20%	1.20%	1.22%
Allowance for loan losses/nonaccrual loans, net	294.66%	265.52%	232.78%

Community West Bank *
Tier 1 leverage ratio	8.66%	8.63%	8.88%
Tier 1 capital ratio	9.53%	9.62%	10.10%
Total capital ratio	10.67%	10.76%	11.28%

INTEREST SPREAD ANALYSIS	June 30, 2019	March 31, 2019	June 30, 2018
Yield on total loans	5.62%	5.56%	5.35%
Yield on investments	3.89%	3.55%	2.74%
Yield on interest earning deposits	1.89%	2.22%	1.49%
Yield on earning assets	5.44%	5.36%	5.08%

Cost of interest-bearing deposits	1.70%	1.64%	1.16%
Cost of total deposits	1.43%	1.38%	0.97%
Cost of borrowings	2.64%	2.91%	2.90%
Cost of interest-bearing liabilities	1.76%	1.74%	1.30%

* Capital ratios are preliminary until the Call Report is filed.

Contact:	Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com